UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 7, 2012

Midstates Petroleum Company, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35512	45-3691816
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

4400 Post Oak Parkway, Suite 1900 Houston, Texas		77027
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (713) 595-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On September 7, 2012, Midstates Petroleum Company, Inc. (“Midstates”) and Midstates Petroleum Company LLC (“Midstates Sub”), a wholly owned subsidiary of Midstates, entered into the Assignment and First Amendment to the Second Amended and Restated Credit Agreement among Midstates, as parent, Midstates Sub, as borrower, SunTrust Bank, N.A., as administrative agent, and the other lenders and parties party thereto (the “First Amendment”). The First Amendment amends the Second Amended and Restated Credit Facility dated as of June 8, 2012 among Midstates, as parent, Midstates Sub, as borrower, SunTrust Bank, N.A., as administrative agent, and the other lenders and parties party thereto (as amended, the “Credit Facility”).

The First Amendment amends the Credit Facility to provide for $35 million of non-conforming borrowing base loans (thereby increasing the borrowing base from $200 million to $235 million) and waives the requirement to comply with the minimum current ratio financial covenant for the quarters ending September 30, 2012 and, if the conditions to increase the borrowing base to $250 million (as further described below) are not met, December 31, 2012. The foregoing amendments became effective on September 7, 2012 and were not subject to the consummation of the previously announced acquisition contemplated by our Asset Purchase Agreement with Eagle Energy Production, LLC (the “Eagle Energy Acquisition”).

The availability of non-conforming borrowing base loans will end upon the earlier of (i) the closing of the Eagle Energy Acquisition, (ii) the issuance of certain unsecured indebtedness permitted under the Credit Facility and (iii) the scheduled March 2013 borrowing base redetermination. Borrowings under the terms of the amended Credit Facility will continue to bear interest at the same rates applicable to the Credit Facility prior to the First Amendment, provided that if borrowing base usage exceeds $200 million the applicable margin increases up to 3.00% for base rate loans and up to 4.00% for LIBOR loans. Similarly, commitment fees are at the same rates applicable to the Credit Facility prior to the First Amendment, subject to an increase up to 0.625% if borrowing base usage exceeds $200 million.

The First Amendment also provides that, upon the consummation of the Eagle Energy Acquisition and the satisfaction of other customary conditions, the Credit Facility will automatically be further amended to accommodate the issuance, incurrence and/or compliance with the terms of equity securities and debt instruments that are contemplated to be issued or incurred in connection with the Eagle Energy Acquisition. In addition, among other things, the Credit Agreement will be amended to increase the allowance for the incurrence of certain unsecured indebtedness from $275 million to $550 million without a corresponding reduction in the borrowing base, and to provide for a borrowing base of $250 million, subject to reduction in the event that the amount of assets acquired in connection with the Eagle Energy Acquisition is less than expected. Upon the satisfaction of these conditions to this further amendment of the Credit Facility, the Credit Facility will mature on the fifth anniversary of the date when such conditions are satisfied.

The Credit Facility, as amended, contains and will contain upon its further amendment representations and warranties, affirmative, negative and financial covenants and events of default similar to those set forth in the Credit Facility prior to the First Amendment.

Certain of the lenders, arrangers and agents under the Credit Facility or their affiliates are serving as initial purchasers in our previously announced private placement of senior notes or are acting as our financial advisors in connection with the Eagle Energy Acquisition, for which they will receive customary compensation.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed herewith, as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT NUMBER		DESCRIPTION

10.1	—	Assignment and First Amendment to the Second Amended and Restated Credit Agreement, dated as of September 7, 2012, among Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC, SunTrust Bank as administrative agent and the other lenders and parties party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midstates Petroleum Company, Inc.
(Registrant)
Date: September 12, 2012
	By:	/s/ Thomas L. Mitchell
Thomas L. Mitchell
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

No.		Description

10.1	—	Assignment and First Amendment to the Second Amended and Restated Credit Agreement, dated as of September 7, 2012, among Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC, SunTrust Bank as administrative agent and the other lenders and parties party thereto.

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